PRICESMART ANNOUNCES FISCAL 2023 FIRST QUARTER OPERATING RESULTS

NET MERCHANDISE SALES GREW 8.6%

COMPARABLE NET MERCHANDISE SALES INCREASED 5.0%

MEMBERSHIP RENEWAL RATE OF 87.9%

EPS GREW 7.1% TO RECORD  $1.05

San Diego, CA (January 9, 2023) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 50 warehouse clubs in 12 countries and one U.S. territory, today announced results for the  first quarter of fiscal year 2023, which ended on November 30, 2022.

Comments from Robert E. Price,  Chairman of the Board:

“We had another solid first quarter with total revenues and net merchandise sales exceeding $1.0 billion. Net merchandise sales increased by 8.6% after a negative 2.3% currency impact and comparable net merchandise sales increased by 5.0% after taking into account a negative 2.1% currency impact.

“Membership accounts grew 3.9% versus the prior year and ended the quarter at 1.76 million.  We continued with strong 12-month renewal rates of 87.9% and our membership income was a record $15.9 million, an increase of 7.5% over the same period last year. We believe that these renewal rates demonstrate that our Members remain pleased with the value they are receiving and appreciate the PriceSmart shopping experience.

“The team did a great job of being proactive about selling through overstocked categories and getting back to our core business that has a more standard inventory balance and customary margin structures.”

First Quarter Financial Results

Total revenues for the first quarter of fiscal year 2023 increased 8.1% to $1.05 billion compared to $975.4 million in the comparable period of the prior year. For the first quarter of fiscal year 2023, net merchandise sales increased 8.6% to $1.03 billion from $944.0 million in the  first quarter of fiscal year 2022. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $21.2 million, or 2.3%, versus the same period in the prior year.

The Company had 50 warehouse clubs in operation as of November  30,  2022, compared to 49 warehouse clubs in operation as of November 30, 2021.

Comparable net merchandise sales (that is, sales in the 47 warehouse clubs that have been open for greater than 13 ½ calendar months) for the 13 weeks ended December 4, 2022 increased 5.0% compared to the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by  $19.5 million,  or 2.1%, versus the same period in the prior year.

The Company recorded operating income during the fiscal first quarter of $55.5 million compared to operating income of $46.0 million in the prior year period. Net income attributable to PriceSmart grew 7.9% to  $32.9 million, or $1.05  per diluted share, in the first quarter of fiscal year 2023 as compared to $30.5 million, or $0.98 per diluted share, in the first quarter of fiscal year 2022.

Conference Call Information

PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Tuesday, January 10, 2023, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing toll free (855) 209-8211 or (412) 317-5214 for international callers and asking to join the PriceSmart earnings call. A digital replay will be available through January 17, 2023, shortly following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay passcode 6032359.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 50 warehouse clubs in 12 countries and one U.S. territory (nine in Colombia; eight in Costa Rica; seven in Panama; five in the Dominican Republic and Guatemala, four in Trinidad; three in Honduras; two each in El Salvador, Nicaragua, and Jamaica; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open a warehouse club in San Miguel, El Salvador in the spring of 2023 and a warehouse club in Medellín, Colombia in the summer of 2023. Once these two new clubs are open, the Company will operate 52 warehouse clubs.

This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company" or "we") anticipated future revenues and earnings, adequacy of future cash flows, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” “intend,” and like expressions, and the negative thereof.  These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member or business information, cost increases from product and service providers, interruption of supply chains, novel coronavirus (COVID-19) related factors and challenges, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, risks associated with our leadership transition, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended
	November 30,	November 30,
	2022	2021
Revenues:
Net merchandise sales	$1,025,463	$944,043
Export sales	10,458	10,534
Membership income	15,895	14,791
Other revenue and income	2,990	5,988
Total revenues	1,054,806	975,356
Operating expenses:
Cost of goods sold:
Net merchandise sales	859,068	793,193
Export sales	9,989	10,067
Non-merchandise	—	1,809
Selling, general and administrative:
Warehouse club and other operations	96,892	91,196
General and administrative	33,172	31,693
Pre-opening expenses	—	970
Loss on disposal of assets	158	411
Total operating expenses	999,279	929,339
Operating income	55,527	46,017
Other income (expense):
Interest income	1,157	518
Interest expense	(2,749)	(1,590)
Other income (expense), net	(4,566)	1,409
Total other income (expense)	(6,158)	337
Income before provision for income taxes and loss of unconsolidated affiliates	49,369	46,354
Provision for income taxes	(16,426)	(15,814)
Loss of unconsolidated affiliates	(38)	(10)
Net income	32,905	30,530
Less: net income attributable to noncontrolling interest	—	(19)
Net income attributable to PriceSmart, Inc.	$32,905	$30,511
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$1.05	$0.98
Diluted	$1.05	$0.98
Shares used in per share computations:
Basic	30,713	30,551
Diluted	30,719	30,603

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	November 30,
	2022	August 31,
	(Unaudited)	2022
ASSETS
Current Assets:
Cash and cash equivalents	$267,944	$237,710
Short-term restricted cash	2,873	3,013
Short-term investments	8,920	11,160
Receivables, net of allowance for doubtful accounts of $119 as of November 30, 2022 and $103 as of August 31, 2022, respectively	18,757	13,391
Merchandise inventories	510,060	464,411
Prepaid expenses and other current assets (includes $194 and $2,761 as of November 30, 2022 and August 31, 2022, respectively, for the fair value of derivative instruments)	44,731	43,894
Total current assets	853,285	773,579
Long-term restricted cash	10,871	10,650
Property and equipment, net	756,663	757,241
Operating lease right-of-use assets, net	108,762	111,810
Goodwill	43,173	43,303
Deferred tax assets	27,427	28,355
Other non-current assets (includes $15,986 and $11,884 as of November 30, 2022 and August 31, 2022, respectively, for the fair value of derivative instruments)	77,242	72,928
Investment in unconsolidated affiliates	10,497	10,534
Total Assets	$1,887,920	$1,808,400
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$11,050	$10,608
Accounts payable	446,572	408,407
Accrued salaries and benefits	33,693	44,097
Deferred income	29,609	29,228
Income taxes payable	9,617	7,243
Other accrued expenses and other current liabilities	40,388	38,667
Operating lease liabilities, current portion	7,349	7,491
Long-term debt, current portion	33,280	33,715
Total current liabilities	611,558	579,456
Deferred tax liability	1,877	2,165
Long-term income taxes payable, net of current portion	5,036	5,215
Long-term operating lease liabilities	115,808	118,496
Long-term debt, net of current portion	118,505	103,556
Other long-term liabilities (includes $8,772 and $8,440 for post-employment plans as of November 30, 2022 and August 31, 2022, respectively)	8,773	8,439
Total Liabilities	861,557	817,327

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,857,969 and 31,697,590 shares issued and 31,050,917 and 30,904,826 shares outstanding (net of treasury shares) as of November 30, 2022 and August 31, 2022, respectively	3	3
Additional paid-in capital	485,096	481,406
Accumulated other comprehensive loss	(196,137)	(195,586)
Retained earnings	769,799	736,894
Less: treasury stock at cost, 807,052 shares as of November 30, 2022 and 792,764 shares as of August 31, 2022	(32,398)	(31,644)
Total Stockholders' Equity	1,026,363	991,073
Total Liabilities and Equity	$1,887,920	$1,808,400